Exhibit 99.1

Cyngn announces its financial results for the third quarter and nine months ended September 30, 2022, after the close of the stock market on November 9, 2022. The Company is also hosting its earnings call that same day. Source: Cyngn

Cyngn Reports Third Quarter 2022 Results

Company to Host Conference Call Today at 2 p.m. PT/5 p.m. ET

MENLO PARK, Calif., November 9, 2022 — Cyngn Inc. (the “Company” or “Cyngn”) (NASDAQ: CYN), a developer of innovative autonomous driving software solutions for industrial and commercial applications, today announced its financial results for the third quarter and nine months ended September 30, 2022.

Recent Operating Highlights:

•	On September 26, 2022, Cyngn announced the signing of a multi-phase contract with a global building materials manufacturer, which marks the beginning of the Company’s expansion of DriveMod to its next vehicle platform, electric forklifts.
•	On September 29, 2022, Cyngn announced a partnership with a U.S.-based manufacturing company to scale production of its DriveMod Kit for autonomous stockchasers. The kits can be installed on new vehicles or used to retrofit a customer’s existing fleet. The Company anticipates that engaging this manufacturing partner will substantially increase the volume of DriveMod Kits that can be produced while reducing the cost of manufacturing these AV hardware integration modules.
•	On October 20, 2022, Cyngn announced the signing of a contract with HEVI, a manufacturer of electric industrial vehicles under Greenland Holding Corporation, that engages Cyngn as HEVI’s exclusive supplier of vehicle tracking systems. Cyngn’s Infinitracker will be installed on each purchased HEVI vehicle as a value-added item for customers.

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November 9, 2022

Lior Tal, Cyngn’s CEO, stated, “During the third quarter of 2022, we continued to make progress on our timeline to achieving scaled commercialization. We announced two significant developments at the end of September. The first was the signing of a multi-phase contract with a new key customer that has chosen Cyngn to apply DriveMod to its electric forklift fleet as the first autonomous vehicle in the customer’s rollout of its electrification and automation strategy. Our unique ability to retrofit vehicles and operate a heterogenous fleet continues to set Cyngn apart from other companies in this space, and we are very excited about this opportunity. Also, we engaged a domestic manufacturing partner that will allow us to quickly put more DriveMod Kits for autonomous stockchasers into the hands of customers at lower cost. DriveMod Kits can be integrated into new vehicles or installed as a retrofit on existing fleets. We are thrilled to have already achieved the 2022 goals we set forth for the Company when we went public just over a year ago. Not only have we executed multiple beta deployments at multiple sites and begun to work on our second vehicle type, but we have also experienced a great deal of success in our recruiting efforts, which is integral to our ability to achieve future milestones. We believe having a full team of talented individuals will enable us to achieve commercialization of our Enterprise Autonomy Suite at scale, so we expect to continue making key hires over the next several months. We remain well-positioned financially and are focused on delivering on these recently announced contracts while pursuing additional potential key customers.”

GAAP Financial Review

Third Quarter Ended September 30, 2022:

•	Total operating expenses were $5.3 million for the quarter ended September 30, 2022, compared to $2.1 million in the prior-year quarter. The increase was primarily due to a $1.6 million increase in R&D expense, which was attributable to significantly increased non-cash, stock-based compensation expense, costs incurred for additional engineering staff and contractors, allocated occupancy costs and R&D-related travel costs. The Company expects R&D costs to continue to increase as it continues to invest in additional engineering and other personnel to support its R&D efforts. General and administrative (“G&A”) expense also increased by $1.6 million due to significantly increased non-cash, stock-based compensation expense and costs incurred for additional personnel and professional services necessary to support becoming a public company.
•	Net loss was $5.3 million for the quarter ended September 30, 2022, compared to net loss of $2.1 million in the prior-year quarter. Net loss per share on a basic and diluted basis was $0.16 based on approximately 33.6 million weighted average shares outstanding for the quarter ended September 30, 2022, compared to net loss per share on a basic and diluted basis of $2.17 based on approximately 1.0 million weighted average shares outstanding in the prior-year quarter.

Nine Months Ended September 30, 2022:

•	Total operating expenses were $13.7 million for the nine months ended September 30, 2022, compared to $5.8 million in the prior-year period. The increase was primarily due to a $3.7 million increase in R&D expense and a $4.2 million increase in G&A expense as explained above.
•	Net loss was $13.7 million for the nine months ended September 30, 2022, compared to net loss of $5.7 million in the prior-year period. Net loss per share on a basic and diluted basis was $0.45 based on approximately 30.4 million weighted average shares outstanding for the nine months ended September 30, 2022, compared to net loss per share on a basic and diluted basis of $5.94 based on approximately 1.0 million weighted average shares outstanding in the prior-year period.

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November 9, 2022

Balance Sheet Highlights:

As of September 30, 2022, Cyngn’s cash and short-term investments were $27.7 million, working capital was $27.3 million, and total stockholders’ equity was $28.8 million; compared to cash of $22.0 million, working capital of $22.1 million and total stockholders’ equity of $22.2 million, respectively, as of December 31, 2021.

For more details on Cyngn’s financial results for the third quarter and nine months ended September 30, 2022, please refer to the Company’s Form 10-Q to be filed with the SEC, which will be accessible at www.sec.gov.

Conference Call and Webcast Information:

Cyngn will host a conference call at 2 p.m. PT/5 p.m. ET today (Wednesday, November 9, 2022), during which management will discuss the results of the third quarter and nine months ended September 30, 2022. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free):	(877) 407-9753
International (Toll):	(201) 493-6739

The conference call can also be accessed via webcast at the “Events & Presentations” page of Cyngn’s Investor Relations website by clicking here.

Those who are unable to attend the live conference call may access the recording shortly after the conclusion of the call at the above webcast link or at the “Investor Relations” page of the Company’s website (https://investors.cyngn.com/).

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

To learn more about Cyngn’s autonomous vehicle technologies, please visit https://cyngn.com/.

Find Cyngn on:

•	Website: https://cyngn.com
•	Twitter: http://twitter.com/cyngn
•	LinkedIn: https://www.linkedin.com/company/cyngn
•	YouTube: https://www.youtube.com/@cyngnhq

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November 9, 2022

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements about the Company’s growth, ability to deliver sustainable long-term value, ability to respond to the changing environment, operational focus, strategic growth plans, product launches and corresponding revenue generation, operations and financial results. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission (the “SEC”), including, without limitation the risk factors discussed in the Company’s annual report on Form 10-K filed with the SEC on March 24, 2022. The forward-looking statements are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

Contact

Carolyne Sohn

Vice President, The Equity Group

csohn@equityny.com

(408) 538-4577

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November 9, 2022

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	December 31,
	2022	2021

Assets
Current assets
Cash	$5,631,256	$21,945,981
Restricted cash	50,000	50,000
Short-term investments	21,987,662	-
Prepaid expenses and other current assets	536,758	525,304
Total current assets	28,205,676	22,521,285

Property and equipment, net	654,642	102,787
Right of use asset, net	507,857	-
Intangible assets, net	364,382	30,917
Total Assets	$29,732,557	$22,654,989

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$299,069	$112,271
Accrued expenses and other current liabilities	135,020	295,156
Operating lease liability	511,660	-
Total current liabilities	945,749	407,427

Commitments and contingencies
Stockholders’ Equity
Convertible Series A, B and C preferred stock, Par $0.00001; 10,000,000 shares authorized; none issued and outstanding as of as of September 30, 2022 and December 31, 2021	-	-
Common stock, Par $0.00001; 100,000,000 shares authorized; 33,672,636 and 26,487,680 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	337	265
Additional paid-in capital	158,970,365	138,740,827
Accumulated deficit	(130,183,894)	(116,493,530)
Total stockholders’ equity	28,786,808	22,247,562
Total Liabilities and Stockholders’ Equity	$29,732,557	$22,654,989

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November 9, 2022

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021

Revenue	$-	$-	$-	$-

Operating expenses:
Research and development	2,725,919	1,151,109	6,662,730	2,917,295
General and administrative	2,552,418	973,943	7,047,181	2,851,061
Total operating expenses	5,278,337	2,125,052	13,709,911	5,768,356

Loss from operations	(5,278,337)	(2,125,052)	(13,709,911)	(5,768,356)

Other income (expense), net
Interest income (expense), net	4,677	(3,989)	2,691	(10,032)
Other income	14,296	29,856	16,856	35,808
Total other income, net	18,973	25,867	19,547	25,776

Net loss	$(5,259,364)	$(2,099,185)	$(13,690,364)	$(5,742,580)

Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(2.17)	$(0.45)	$(5.94)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	33,636,362	966,210	30,432,122	966,210

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November 9, 2022

CYNGN INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities
Net loss	$(13,690,364)	$(5,742,580)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	411,512	68,597
Stock-based compensation	1,990,834	166,458
Gain on disposal of asset	-	(31,356)
Realized gain on short-term investments	(13,541)	-
Changes in operating assets and liabilities:
Prepaid expenses, operating lease right-of-use assets, and other current assets	(835,747)	(268,930)
Accounts payable	186,797	211,957
Accrued expenses, lease liabilities, and other current liabilities	351,524	(88,812)
Net cash used in operating activities	(11,598,985)	(5,684,666)

Cash flows from investing activities
Purchase of property and equipment	(639,545)	(18,224)
Disposal of assets	-	47,189
Acquisition of intangible asset	(340,850)	-
Purchase of short-term investments	(27,000,000)	-
Proceeds from maturity of short-term investments	5,025,879	-
Net cash (used in) provided by investing activities	(22,954,516)	28,965

Cash flows from financing activities
Proceeds from private placement offering, net of offering costs	18,121,945	-
Proceeds from exercise of pre-funded warrants	2,662	-
Proceeds from Paycheck Protection Program Note	-	892,115
Proceeds from exercise of stock options	114,169	8,080
Net cash provided by financing activities	18,238,776	900,195

Net decrease in cash and restricted cash	(16,314,725)	(4,755,506)
Cash and restricted cash, beginning of period	21,995,981	6,456,190
Cash and restricted cash, end of period	$5,681,256	$1,700,684